Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Columbia Seligman Premium Technology Growth Fund, Inc. of our report dated February 22, 2024, relating to the financial statements and financial highlights, which appears in Columbia Seligman Premium Technology Growth Fund, Inc.’s Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Financial Highlights and Investment Performance”, “Independent Registered Public Accounting Firm”, and “Legal Opinions and Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 25, 2024